For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

EMBARGO UNTIL 4:30 p.m. EASTERN TIME
         December 10, 2002

Photronics Reports Fiscal 2002 Fourth Quarter Results
Revenues for Fiscal Year are a Record $387 Million

BROOKFIELD, Connecticut    December 10, 2002 -- Photronics, Inc. (Nasdaq:PLAB), the leading worldwide sub-wavelength reticle solutions supplier, today reported sales and operating results for the fourth quarter and fiscal year ended November 3, 2002.

Sales for the quarter were $90.1 million, down approximately 4%, compared to $93.8 million for the fourth quarter of fiscal 2001.  Sequentially, sales decreased approximately 8% from the $98.1 million reported in the third quarter of fiscal 2002, primarily as a result of softening demand for reticle technology among the Company's global customer base.  During the quarter, revenues from 0.18 micron and below photomask technologies accounted for approximately 23% of total sales.  The Company reported a net loss of $10.3 million, or $0.32 per share, for the fourth quarter of fiscal 2002, which included the after tax effect of two previously announced items: a consolidation charge of $10.0 million, or $0.31 per share, resulting from the closure of certain manufacturing operations and workforce reduction; and a net gain of $1.7 million, or $0.05 per share, from the repurchase of a portion of the Company's 6% convertible subordinated notes.  This compares with net income of $2.0 million, or $0.07 per diluted share for the fourth quarter of fiscal 2001.  Excluding the after tax effect of the consolidation charges and the net gain from the repurchase of notes, the net loss for the fourth quarter of fiscal 2002 was $2.0 million, or $0.06 per share.

Sales for fiscal 2002 were $386.9 million, an increase of 2.3% compared with the $378.0 million for fiscal 2001.  The Company reported a net loss of $4.9 million, or $0.16 per share in fiscal 2002 compared to a net loss of $4.0 million, or $0.13 per share in fiscal 2001.  Net income for fiscal 2002, excluding the after tax effect of the two previously announced items, decreased to $3.4 million, or $0.11 per share, compared to net income in fiscal 2001, before consolidation and related charges of $22.1 million, or $0.74 per share.  During fiscal 2001, the Company recorded an after tax consolidation charge of $26.1 million, or $0.87 per share.

Dan Del Rosario, Chief Executive Officer stated, "Photronics will continue to move decisively in an effort to maximize its competitive position, profitability and capital efficiency.  While semiconductor manufacturers and designers have struggled with their transition to 130 nanometer and below technologies, we have substantially completed an aggressive technology build out necessary to service their advanced photomask technology needs in Asia, Europe and North America.  In addition to servicing our existing customers, we have been able to qualify new customers where our advanced photomask technology is proving critical to their hard fought success."  He added, "We believe that by any meaningful manufacturing and service metric, our team performed extraordinarily.  Photronics chose a path of action designed to match its infrastructure with the demands of its customers.  We believe this strategy will afford the Company significant operating leverage when demand begins trending up and product pricing improves from the bottom we believed has formed during the second half of the past year.  In such an environment, we believe that we will be able to generate improved financial results and increases in shareholder value."

A conference call with investors and the media can be accessed by logging onto Photronics' web site at www.photronics.com, then clicking on the Conference Calls button, or by dialing in at (706) 634-5086.  The call is scheduled for 8:30 a.m. Eastern Time on Wednesday, December 11th and will be archived on the web site for instant replay access until the Company reports its fiscal 2003 first quarter results in February 2003.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:   Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

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